Exhibit 4.6

NEOTHETICS, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

September 22, 2014

-i-

TABLE OF CONTENTS

(continued)

		Page
3.11	Amendment and Restatement of Prior Agreement	18

3.12	Additional Investors	19

-ii-

NEOTHETICS, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 22nd day of September, 2014 by and among Neothetics, Inc., a Delaware corporation (the “Company”), John Dobak, M.D. (the “Founder”), and the investors listed on Exhibit A hereto, each of which is herein referred to as an “Investor,” and collectively, as the “Investors.”

RECITALS

A. The Company, certain of the Investors (the “Prior Investors”) and the Founder are parties to the Third Amended and Restated Investor Rights Agreement dated as of December 10, 2012 (the “Prior Agreement”), which sets forth certain registration rights, rights of first offer and information rights granted by the Company.

B. The Company and certain of the Investors (the “Series D Investors”) have entered into a Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”).

C. In order to induce the Series D Investors to enter into the Purchase Agreement and invest funds in the Company pursuant thereto, the Company, the Prior Investors and the Founder desire to enter into this Agreement with the Investors.

Therefore, the Prior Agreement is hereby amended and restated as set forth below, and the parties hereto further agree as follows:

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) “Affiliated Fund” means, with respect to a Holder that is a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company;

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(c) “Excluded Registration” means a registration statement relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered;

(d) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(e) “Holder” means any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(f) “Major Investor” means any Investor that holds at least 5% of the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). A Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds;

(g) “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock prior to or in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Company’s Restated Certificate of Incorporation as such Restated Certificate of Incorporation may be amended from time to time;

(h) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(i) “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series Preferred held by the Holders and any assignee thereof in accordance with Section 1.12 of this Agreement, (ii) the shares of Common Stock now or hereafter held by an Investor, or (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) or (ii); excluding, however, in all cases any Registrable Securities sold in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 1.15 of this Agreement;

(j) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(k) “SEC” means the Securities and Exchange Commission; and

(l) “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(m) “Series Preferred” means collectively the Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) three years after the effective date of the Purchase Agreement, or (ii) six months after the effective date of the initial public offering of shares of its Common Stock pursuant to a registration statement filed under the Securities Act, a written request from the Holders of at least 35% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within 20 days after receiving such request, give written notice of such requests to all Holders and shall, subject to the limitations of subsection 1.2(b), use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered within 20 days after the mailing of such notice by the Company.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwriting. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such offering. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right or the similar right set forth in Section 1.4(b)(iii) more than once in any 12-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 120-day period (other than in an initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act or an Excluded Registration).

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 provided, however, that such registrations have been declared or ordered effective and that either (A) the conditions of Section 1.5(a) have been satisfied or (B) the registration statements remain effective and there are no stop orders in effect to such registration statements;

(ii) During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof unless such offering is not the initial public offering of the Company’s securities, in which case, ending on a date 90 days after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder and the Founder written notice of such registration. Upon the written request of each Holder and/or the Founder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder and/or the Founder has requested to be registered if any stock of the Company is registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder and/or the Founder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 1.7 hereof.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than 20% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right or the similar right set forth in Section 1.2(c) more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c) Promptly notify the Holders of the effectiveness of such registration statement, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.

(e) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction.

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days or until the distribution described in such registration statement is completed, if earlier.

(h) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.

1.6 Information From Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 or one right to a Form S-3 registration under Section 1.4, as the case may be.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by selling stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders and/or the Founder (if the Founder has proposed to sell shares pursuant to Section 1.3) according to the total amount of securities entitled to be included therein owned by each selling Holder and/or the Founder (if the Founder has proposed to sell shares pursuant to Section 1.3) or in such other proportions as shall mutually be agreed to by the selling Holders and/or the Founder (if the Founder has proposed to sell shares pursuant to Section 1.3) but in no event shall (i) the amount of securities of the selling Holders and the Founder (if the Founder has proposed to sell shares pursuant to Section 1.3) included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and (ii) the number of shares the Holders and/or the Founder are entitled to include in an offering hereunder be reduced unless all shares proposed to be sold be any stockholder who is not a party to this Agreement have first been excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, or a partnership or corporation, the Affiliated Funds, partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder or Founder, any underwriter (as defined in the Securities Act) for such Holder or Founder and each person, if any, who controls such Holder or Founder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder or Founder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder or Founder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or Founder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder or Founder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder or Founder selling securities in such registration statement and any controlling person of any such underwriter or other Holder or Founder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder or Founder expressly for use in connection with such registration; and each such Holder or Founder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder or Founder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder or Founder, except in the case of willful fraud by such Holder or Founder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder or Founder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder or Founder, except in the case of willful fraud by such Holder or Founder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders and Founder under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the initial public offering of shares of its Common Stock pursuant to a registration statement filed under the Securities Act), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 66% of the Registrable Securities originally acquired by the transferring Investor, (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an Affiliated Fund, (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder and Founder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all greater than 1% stockholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder and Founder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder and Founder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

(e) Each Holder and Founder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder and Founder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.15 Termination of Registration Rights. No Holder or Founder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) with respect to any Holder, at such time after the initial public offering of shares of its Common Stock pursuant to a registration statement filed under the Securities Act as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (ii) upon termination of the Agreement, as provided in Section 3.1.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year prepared by the Company; and

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying on behalf of the Company that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors or a committee thereof determines that it is in the best interest of the Company to do so.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, Investor includes any general partners, managing members and affiliates of an Investor, including Affiliated Funds. An Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 30 days after delivery of the RFO Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Investor bears to the sum of (A) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and (B) shares of Common Stock issuable to employees, consultants or directors pursuant to then outstanding options, restricted stock grants or other awards pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Board of Directors. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing. The Company shall promptly, in writing, inform each Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days after the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to (i) Common Stock issued pursuant to stock dividends, stock splits or similar transactions; (ii) shares of Common Stock issued or issuable to employees, officers, consultants or directors of the Company or other persons performing services for the Company, directly or pursuant to a stock option plan or restricted stock plan approved by the Company’s Board of Directors; (iii) capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Company’s Board of Directors; (iv) capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the holders of at least a majority of the then outstanding Series Preferred, voting together as a single class on an as-converted to Common Stock basis; (v) Common Stock issued upon conversion of the Series Preferred; (vi) Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; (vii) capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the holders of at least 60% of the then outstanding Series Preferred, voting together as a single class on an as-converted to Common Stock basis; and (viii) shares of Common Stock issued or issuable with the affirmative vote of at least a majority the then outstanding shares of Series Preferred, voting together as a single class on an as-converted to Common Stock basis. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Stock Vesting. Unless otherwise approved by the Board of Directors, including at least one of the directors elected solely by the holders of Series Preferred, all stock options issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to four year vesting as follows: (a) 25% of such stock shall vest at the end of the first year following the date of issuance and (b) 75% of such stock shall vest in equal monthly installments over the subsequent three years.

2.5 Board of Directors Observation Rights. The Company shall permit one representative of (i) Domain Partners VII, L.P. (“Domain”), to be designated by Domain (the “Domain Observer”), and (RMI Investments S.a.r.l. (“RMI”), to be designated by RMI (the “RMI Observer”), to attend all meetings (whether in person, telephonic or otherwise) of the Board of Directors in a non-voting, observer capacity. In addition, but subject to the Domain Observer’s and RMI Observer’s execution of a confidentiality agreement with the Company, the Company shall provide to the Domain Observer and RMI Observer, concurrently with the members of the Board of Directors, and in the same manner, notice of such meeting and a copy of all materials provided to such members, including all materials provided to such members in connection with any action to be taken by the Board of Directors without a meeting. Notwithstanding the foregoing, if the Board of Directors determines in good faith that exclusion of Domain’s representative or RMI representative, as applicable, or omission of the information to be provided to Domain’s representative or RMI’s representative, as applicable, pursuant to this Section 2.5 is necessary to (i) preserve the attorney client privilege (such determination in the case of this clause to be based on the advice of counsel to the Company), (ii) avoid a conflict of interest between the Company and Domain (including affiliates of Domain) or the Company and RMI (including affiliates of RMI, as applicable or (iii) avoid a breach of any contractual nondisclosure obligation to which the Company is bound, then the Company shall have the right to exclude Domain’s representative or RMI’s representative, as applicable, from portions of meetings of the Board of Directors in which such information is discussed, as applicable, or omit to provide the Domain representative or RMI representative, as applicable, with certain information, in each case to the extent deemed necessary by the Board of Directors.

2.6 Director and Officer Insurance. The Company will use all commercially reasonable efforts to obtain and maintain in full force and effect within six (6) months following the date of this Agreement director and officer liability insurance on terms consistent with the National Venture Capital Associations VentureInsure product in the amount determined by the Board of Directors.

2.7 Board Meetings, Compensation and Reimbursement. The Company agrees to use reasonable efforts to hold meetings of the Board of Directors at least once each calendar quarter. The Company will reimburse any non-management directors for reasonable costs related to attendance at Board of Directors and committee meetings. Unless unanimously approved by the Company’s Board of Directors, all non-employee directors shall be compensated for their service as directors uniformly (if at all).

2.8 Proprietary Information Agreements. Each person employed by the Company or that consults to the Company in respect to its technology shall, as a condition to the commencement and continuation of their employment and/or consulting arrangement with the Company, execute a proprietary information agreement in a form satisfactory to the Company’s Board of Directors.

2.9 Reservation of Equity Securities. The Company will at all times duly and validly reserve a sufficient number of shares of Common Stock to issue upon the conversion of its Series Preferred.

2.10 Future Market Stand-Off. Each person issued equity securities of the Company shall, as a condition to such issuance, execute an agreement that provides that they will not sell, convey or otherwise dispose of any of the Company’s equity securities for a period following the initial public offering of the Company’s equity securities determined by the Company or its underwriters (not to exceed 180 days).

2.11 Qualified Small Business. The Company will use its best efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company is such repurchase would cause the Shares not to so qualify as “Qualified Small Business Stock.”

2.12 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through Section 2.11 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the Agreement, as provided in Section 3.1.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.12(a) above.

3. Miscellaneous.

3.1 Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Restated Certificate of Incorporation, as such Restated Certificate of Incorporation may be amended from time to time.

3.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series Preferred or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided, that if such amendment materially and adversely affects the rights of Domain or RMI, as set forth in Sections 2.5 and 3.5, such amendment will require the additional approval of Domain, and/or RMI as applicable. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, DHL or overnight courier with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on Exhibit A hereto or as subsequently modified by written notice.

3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.7 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended and restated herein upon the execution and delivery of this Agreement by the Company and the holders of at least a majority of the Registrable Securities then outstanding held by the Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock outstanding on the date hereof and held by the Investors that were parties to the Prior Agreement and the parties to the Prior Agreement agree to be bound by the terms and conditions of this Agreement in lieu of the Prior Agreement. Upon such execution and delivery, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived and superseded in their entirety and shall have no further force or effect.

3.12 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Series D Preferred Stock after the date hereof pursuant to the Purchase Agreement, any purchaser of such shares of Series D Preferred Stock may become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” and “Holder” for all purposes hereunder, without the need for any consent, approval or signature of any existing Investor. Each of the exhibits shall be deemed to be amended by adding such “Investor” or “Holder” as applicable.

[Signature Pages Follow]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

NEOTHETICS, INC.

By:	/s/ George Mahaffey
George Mahaffey, President and Chief Executive Officer

Address:	9191 Towne Centre Drive, Suite 400 San Diego, CA 92122

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

DOMAIN PARTNERS VII, L.P.

By:	One Palmer Square Associates VII, L.L.C.

Its:	General Partner

	By:	/s/ Kathleen K. Schoemaker
Managing Member

Address:	One Palmer Square, Suite 515 Princeton, NJ 08542

DP VII ASSOCIATES, L.P.

By:	One Palmer Square Associates VII, L.L.C.

Its:	General Partner

	By:	/s/ Kathleen K. Schoemaker
Managing Member

Address:	One Palmer Square, Suite 515 Princeton, NJ 08542

ALTA PARTNERS VIII, L.P.

By:	Alta Partners Management VIII, LLC

Its:	General Partner

	By:	/s/ Daniel Janney
Managing Director

Address:	One Embarcadero Center, 37th Floor San Francisco, CA 94111

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

AMOREPACIFIC GROUP

By:	/s/ Seung Hwan Kim
Seung Hwan Kim, Vice President

Address:	100 Cheonggyecheon-Ro, Jung-Gu Seoul 100-230 Korea

NUMODA CAPITAL INNOVATIONS LLC

By:	Patrick Keenan

	By:	/s/ Patrick Keenan
Managing Director

Address:	200 W. Washington Sq. – 3107 Philadelphia, PA 19106

RMI INVESTMENTS S.á.r.l

By:	Vladimir Gurdus

	By:	/s/ Vladimir Gurdus

Address:	7, Rue Robert Stumper, L-2557, Luxembourg

ANDREA HOLDINGS INTERNATIONAL LTD

By:	/s/ Hee Sun Son
Title:	Director

Address:	Wickhams Cay 662, Road Town British Virgin Islands

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

MIRAE ASSET PIONEER CHAMP 2011-3 VENTURE CAPITAL FUND

By:	Mirae Asset Venture Investment Co., Ltd., its General Partner

By:	/s/ Kim Eung Suk
Title:	CEO

Address:	(Mirae Asset Venture Tower 11F), 20, Pangyoyeokro 241 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do 463-400, Korea

EMERALD ISLE CAPITAL, LLC

By:	/s/ [signature illegible]
Title:	Managing Director

Address:	PO Box 33228 San Diego, CA

AKS CAPITAL LLC

By:	/s/ [signature illegible]
Title:	Managing Partner

Address:	6457 Dowling Drive La Jolla, CA 92037

WS INVESTMENT COMPANY, LLC

By:	/s/ [signature illegible]
Title:

Address:

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

ATINUM FAST GROWING COMPANIES FUND

By:	Atinum Investment Co., Ltd. Its General Partner

By:	/s/ Ki-Cheon Shin
Title:	CEO

Address:	Atinum Investment Co., Ltd. 2F, Je-il Bldg. Teheran-ro 103 gil, 9 Gangnam-gu, Seoul, 135-882, Korea
Facsimile:	+82-2-557-2570

FUTURE-CREATION NEOPLUX VENTURE CAPITAL FUND

By:	Neoplux Co., Ltd. Its General Partner

By:	/s/ Sang Ha Lee
Title:	President

Address:	Neoplux., Co., Ltd. 15th Fl. Doosan Tower, 275 Jangchungdan-Ro, Jung-Gu, Seoul 100-730 Korea
Facsimile:	+82-2-3398-1071

KOFC-NEOPLUX R&D-BIZ CREATION 2013-1 VENTURE CAPITAL FUND

By:	Neoplux Co., Ltd. Its General Partner

By:	/s/ Sang Ha Lee
Title:	President

Address:	Neoplux., Co., Ltd. 15th Fl. Doosan Tower, 275 Jangchungdan-Ro, Jung-Gu, Seoul 100-730 Korea
Facsimile:	+82-2-3398-1071

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

KB12-1 VENTURE FUND

By:	KB Investment Co., Ltd. Its General Partner

By:	/s/ Inn Nahm, CEO

Address:	KB Investment Co., Ltd. (Shinyoung Bldg.) 9F 731, Yeongdong-daero (Blvd), Gangnam-gu, Seoul, 135-753, South Korea
Facsimile:	+82-2-545-5092

MIRAE ASSET GOOD COMPANY SECONDARY FUND

By:	Mirae Asset Venture Investment Co., Ltd. Its General Partner

By:	/s/ Kim Eung Suk

Address:	Mirae Asset Investment Co., Ltd. (Mirae Asset Venture Tower) 11F 20, Pangyoyeok-ro 241 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do 463-400, Korea
Facsimile:	+82-31-780-1460

MIRAE ASSET CAPITAL

By:	/s/ Kim Eung Suk

Its:	Chief Executive Officer

Address:	(Mirae Asset Center1 building) 20F East Tower , 26, Eulji-ro 5-gil, jung-gu, Seoul 100-210 Korea
Facsimile:	+82-2-3774-5949

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

/s/ Larry W. Nishnick
Larry W. Nishnick

Address:	5433 Sonoma Place San Diego, CA 92130

/s/ Michael Kagnoff
Michael Kagnoff

Address:	6602 Muirlands Drive La Jolla, CA 92037

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

FOUNDER:

DOBAK FAMILY TRUST DATED DECEMBER 8, 2000

By:	John D. Dobak

Its:	Co-Trustee

	By:	/s/ John D. Dobak

Address:

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

INVESTORS

Name:

Domain Partners VII, L.P.

DP VII Associates, L.P.

Alta Partners VIII, LP

AMOREPACIFIC Group

Numoda Capital Innovations LLC

RMI Investments S.a.r.l.

Andrea Holdings International LTD

Mirae Asset Pioneer Champ 2011-3 Venture Capital Fund

Jaesung Hong

Emerald Isle Capital, LLC

AKS Capital LLC

WS Investment Company, LLC

Larry W. Nishnick

Kenneth J. Kalb

Michael Kagnoff

Atinum Fast Growing Companies Fund

Future-Creation Neoplux Venture Capital Fund

KoFC-Neoplux R&D-Biz Creation 2013-1 Venture Capital Fund

KB12-1 Venture Fund

Mirae Asset Good Company Secondary Fund

Mirae Asset Capital